                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         VYTERIS HOLDINGS (NEVADA), INC.
                (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and O-11.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                         VYTERIS HOLDINGS (NEVADA), INC.

                                     , 2006

Dear Stockholder:

        On behalf of the board of directors and management, I am pleased to invite you to a special meeting of the stockholders of Vyteris Holdings (Nevada), Inc. The meeting will be held on March ___, 2006 at 9:00 a.m. New York City Time at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey. A notice of meeting, proxy statement and proxy card are enclosed for your review.

        I urge you to read the enclosed materials carefully and to complete, sign and mail promptly the proxy card contained with this letter to assure that your vote will be counted.

        The officers, directors and staff of Vyteris Holdings sincerely appreciate your support.

                                Very truly yours,

                                Donald F. Farley
                              Chairman of the Board

                         VYTERIS HOLDINGS (NEVADA), INC.

                            Notice of Special Meeting

        A special meeting of stockholders of Vyteris Holdings, Inc. will be held at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068 on March ___, 2006 at 9:00 a.m. New York City Time. At the meeting you will be asked to consider and act upon the following::

        1. A proposal to approve a proposed amendment to our articles of incorporation to suspend the requirement that we redeem shares of our series B convertible preferred stock.

        2. To conduct other business if properly raised at the meeting or any adjournment thereof.

        Only stockholders of record at the close of business on February 24, 2006 are entitled to notice of, and to vote at, the meeting.

                                David DiGiacinto
                                    Secretary

Fair Lawn, New Jersey
March ___, 2006

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE PROVIDED.

                         VYTERIS HOLDINGS (NEVADA), INC.
                               13-01 Pollitt Drive
                           Fair Lawn, New Jersey 07410

                                 PROXY STATEMENT

        The board of directors of Vyteris Holdings (Nevada), Inc. is soliciting proxies for use at a special meeting of stockholders to be held at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068 at 9:00 a.m. New York City Time on March ___, 2006, and for use at any adjournments thereof. We refer to this meeting as the special meeting. This proxy statement and the enclosed form of proxy are first being sent to stockholders on or about _______ ___, 2006.

                                TABLE OF CONTENTS

                                                                            PAGE

Information about the Special Meeting:
         Record date and quorum.............................................   3
         Voting procedures..................................................   3
         Proxies and revocation.............................................   3
         Principal stockholders.............................................   3

Proposal to amend our articles of incorporation to suspend the requirement
         that we redeem shares of our series B convertible preferred stock..   6

Other matters:
         Costs..............................................................   8
         Other Matters to be Presented......................................   8
         Stockholder Proposals..............................................   8
         Where You Can Find Additional Information About Vyteris Holdings...   8

ANNEX A - Text of the Proposal to be Submitted
                    to Stockholders in Connection with Proposal One......... A-1

                      INFORMATION ABOUT THE SPECIAL MEETING

        RECORD DATE AND QUORUM. Only stockholders of record at the close of business on February 24, 2006, the record date, will be entitled to vote at the special meeting. On that date, there were outstanding 19,293,858 shares of Vyteris Holdings' common stock, par value $.001 per share, and 7,500,000 shares of Vyteris Holdings' series B convertible preferred stock, par value $.001 per share. Each outstanding share of Vyteris Holdings' common stock is entitled to one vote on each matter to be voted on at the special meeting. Each holder of a share of series B convertible preferred stock is entitled to the number of votes that such holder would have if such holder converted such preferred share into common stock and then voted such common stock. Thus, the holder of one share of series B convertible preferred stock is entitled to 0.139666 of a vote and the holders of the 7,500,000 shares of series B convertible preferred stock are entitled to a total of 1,047,500 votes. The presence at the special meeting, in person or by proxy, of holders of a majority of the votes which may be cast by the issued and outstanding shares of Vyteris Holdings' common stock and series B convertible preferred stock, as of the record date, will constitute a quorum.

        VOTING PROCEDURES. Approval of the proposed amendment to our articles of incorporation will require the affirmative vote of (i) the holders of record of a majority of the outstanding shares of our series B preferred stock, voting as a single class, and (ii) the holders of record of a majority of the outstanding shares of our common stock and series B preferred stock, taken together as a single class. Properly executed proxies will be voted as directed in the proxy; however, if no direction is given, a properly executed proxy will be voted FOR the proposal to approve the proposed amendment to our articles of incorporation to suspend the requirement that we redeem shares of our series B convertible preferred stock.

        Proxies marked "abstention" on a matter will not be voted on that matter but will be considered to be represented at the special meeting. Shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters will be considered to be represented at the special meeting, but will be considered to be voted only as to those matters actually voted. Since the proposal described above requires the affirmative vote of a majority of our series B preferred stock and a majority of our outstanding shares, abstentions and broker non-votes will have the same effect as a vote against the proposal described above.

        PROXIES AND REVOCATION. A proxy card is enclosed. You may revoke your proxy at any time before it is exercised. In order to revoke a proxy, you must either give written notice of revocation to the secretary of Vyteris Holdings or to the secretary of the special meeting, or vote your shares subject to the proxy by a later dated proxy or by written ballot at the special meeting. Your presence at the special meeting will not by itself revoke your proxy.

        DISSENTERS' RIGHTS OF APPRAISAL. There are no dissenters' rights of appraisal with respect to the matters to be presented at the special meeting.

        PRINCIPAL STOCKHOLDERS. The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 1, 2006, by (i) each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock; (ii) each of our directors and executive officers; and (iii) all of our directors and executive officers as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of Vyteris, Inc., 13-01 Pollitt Drive, Fair Lawn, New Jersey 07410. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person under options or warrants exercisable within 60 days of February 1, 2006 are deemed beneficially owned by such person and are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders.

                                                                                 PERCENTAGE
NAME OF BENEFICIAL OWNER                              AMOUNT                   OF OUTSTANDING
------------------------                              ------                   --------------
Kevin Kimberlin(1)                                  14,923,040                      65.2%
Timothy McIntyre(2)                                         --                        *
Michael McGuinness(3)                                  189,696                        *
Donald Farley(4)                                       242,082                       1.3%
David DiGiacinto(5)                                     19,622                        *
Russell O. Potts(6)                                        524                        *

Directors and Officers as a Group (5 persons)          451,924                       2.3%

* Represents less than one percent.

     (1) Represents (i) 10,247,648 shares of common stock owned by Spencer Trask Specialty Group or STSG, of which Mr. Kimberlin is the non-member manager; (ii) 419,000 shares of common stock which were acquired by STSG in exchange for its extending to us a line of credit through November 15, 2005; (iii) 52,083 shares of common stock issuable pursuant to the exercise of warrants or conversion of convertible promissory notes issued by the Company in 2006; (iv) 278,164 shares of common stock owned by Scimitar Holdings, LLC, or Scimitar, a New York limited liability company and wholly-owned subsidiary of Spencer Trask & Co., a Delaware corporation, of which Mr. Kimberlin is the controlling stockholder and chairman, (v) 1,034,933 shares of common stock issuable upon conversion of Vyteris Holdings Series B convertible preferred stock held by STSG; (vi) 258,379 shares of common stock issuable upon exercise of warrants issued to Spencer Trask Ventures, Inc., a wholly-owned subsidiary of Spencer Trask & Co. (excluding the warrants listed in clause (iii) above); (vii) 388,273 shares of common stock issuable upon exercise of warrants issued to STSG; (vi) an aggregate of 388,273 shares of common stock owned by Spencer Trask Private Equity Fund I LP, Spencer Trask Private Equity Fund II LP, Spencer Trask Private Equity Accredited Fund III LLC and Spencer Trask Illumination Fund LLC, which we refer to as the "Funds"; and (vii) 205,311 shares of common stock issuable upon exercise of warrants issued to the Funds. Spencer Trask & Co. is the 100% owner of the manager of each of the Funds. Does not include
          (a) 758,156 shares of common stock owned by Qubit Holdings, LLC, a Delaware limited liability company owned by certain trusts for the benefit of Mr. Kimberlin's children, or (b) warrants to purchase an aggregate of 189,539 shares of common stock held by Qubit Holdings, LLC, or (c) warrants to purchase 368,173 shares of common stock, and $1.5 million of senior secured convertible debentures which are convertible into 736,346 shares of common stock, in each case which were issued to Qubit Holdings, LLC, in an August 2005 financing and in a December 2005 financing, as to all of which securities Mr. Kimberlin disclaims beneficial ownership on the basis that Mr. Kimberlin has no voting power as to or any power to dispose, or direct the disposition, of any of the securities held by Qubit Holdings, LLC or such trusts. The information provided in this proxy statement with respect to Mr. Kimberlin is derived, in part, from Form 4 reports and Schedule 13D reports submitted by Mr. Kimberlin to the SEC.

     (2) Effective January 1, 2006, the first day of Mr. McIntyre's employment with the Company, the Company issued to Mr. McIntyre options to purchase 1,750,000 shares of common stock. Those options vest in tranches based on the achievement of milestones. None of those options have vested, nor are any expected to vest within 60 days following February 1, 2006.

     (3) Includes 173,983 shares of common stock which are issuable upon the exercise of stock options. On February 15, 2006, Mr. McGuinness resigned as the Company's chief financial officer.

     (4) Includes (i) 115,619 shares of common stock owned by a trust for which Mr. Farley serves as a trustee, (ii) 12,567 shares of common stock issuable upon conversion of our series B convertible preferred stock,
          (iii) 23,045 shares of common stock issuable upon exercise of warrants and (iv) 19,622 shares of common stock which are issuable upon the exercise of stock options. Mr. Farley, an employee of an affiliate of STSG, disclaims beneficial ownership with respect to securities owned by STSG and its affiliates, as he has no power to vote or dispose of those securities.

     (5) Represents shares of common stock which are issuable upon the exercise of stock options. Mr. DiGiacinto, an employee of an affiliate of STSG, disclaims beneficial ownership with respect to securities owned by STSG and its affiliates, as he has no power to vote or dispose of those securities

     (6) Represents shares of common stock which are issuable upon the exercise of stock options.

Kevin Kimberlin, our controlling stockholder, has advised us that he intends to vote all of his shares of common stock in favor of the proposal described in this proxy statement. As noted above, Mr. Kimberlin beneficially owns approximately 65.2 % of our common stock. However, 3,589,955 of those shares are shares that are either issuable pursuant to the exercise of warrants which were not exercised as of our February 24, 2006 record date or are shares issuable pursuant to convertible notes were not converted as of our February 24, 2006 record date. Of the 19,293,858 shares of our common stock which were outstanding on the record date and entitled to vote at our special meeting, Mr. Kimberlin controls the right to vote 11,333,085, or 58.7 %, of such shares.

                                  PROPOSAL ONE

               PROPOSAL TO AMEND OUR ARTICLES OF INCORPORATION TO
                  SUSPEND THE REQUIREMENT THAT WE REDEEM SHARES
                   OF OUR SERIES B CONVERTIBLE PREFERRED STOCK

        Pursuant to our articles of incorporation, as amended, we are required to redeem a portion of our outstanding series B convertible preferred stock following the anniversary of the date that we first received revenue relating to the commercial sale of our LidoSite(TM) product. We first received revenue relating to that product during the first calendar quarter of 2005. Section
2.6.2 of Article X of our Articles of Incorporation describes our redemption obligation as follows:

                "(a) Subject to Section 2.6.3(b) hereof, the Corporation shall, during the period commencing one year after the date the Corporation first receives revenue relating to the commercial sale of the Corporation's lidocaine delivery system ("LidoSite") and ending one year thereafter (the "Initial Redemption Period"), redeem an amount of Series B Preferred Stock (based on the then applicable Redemption Price) equal to five percent (5%) of the gross profits (as calculated in accordance with generally accepted accounting principles and certified as correct by the Corporation's Chief Executive Officer and Chief Financial Officer) received by the Corporation from the sale of LidoSite. Subject to Section 2.6.3(b) hereof, commencing on the day after the termination of the Initial Redemption Period, the Corporation shall redeem an amount of Series B Preferred Stock (based on the then applicable Redemption Price) equal to 10% of the gross profits (as calculated in accordance with generally accepted accounting principles and certified as correct by the Corporation's Chief Executive Officer and Chief Financial Officer) received by the Corporation from the sale of LidoSite. Redemptions pursuant to this Section 2.6.1 shall be made on a quarterly basis not later than sixty (60) days following the end of each quarterly period. The holders of a majority of the Series B Preferred Stock may, one time per year, send written notice to the Corporation requesting an independent verification of the amount of prior redemption payments. In such event, the Corporation will hire an independent accounting firm, acceptable to such holders, for the purpose of calculating the amount due with respect to such prior redemption payments and issuing a report on its findings to all holders of Series B Preferred Stock. Following receipt of such a report, if holders of a majority of the Series B Preferred Stock issue to the Corporation a written claim for unpaid prior redemption amounts, such claim will be resolved by a commercially reasonable binding arbitration process at the expense of the Corporation.

                (b) The redemption price shall be an amount equal to $1.00 per share of Series B Stock (adjusted for stock splits or combinations of the Series B Preferred Stock, stock dividends paid in and on Series B Preferred Stock, or recapitalizations or any other similar transactions that have the effect of increasing or decreasing the number of shares represented by each outstanding share of Series B Preferred Stock) plus an amount equal to accrued but unpaid dividends thereon, if any (the "REDEMPTION PRICE")."

        On August 19, 2005, we entered into a securities purchase agreement with Satellite Strategic Finance Associates, LLC, Satellite Strategic Finance Partners, Ltd., Qubit Holdings LLC, and Palisades Master Fund, LP, pursuant to which we issued $10 million of senior secured convertible debentures, which we refer to below as the debentures. In connection with that transaction, the holders of our series B convertible preferred stock, Spencer Trask Specialty Group, LLC, and The Donald F. Farley Inter Vivos Trust, agreed to waive the requirement that we redeem shares of our series B convertible preferred stock for so long as the debentures remain outstanding or we owe any obligations under the debentures. In addition to obtaining that waiver, we agreed that we would amend our articles of incorporation to preclude the redemption of shares of our series B convertible preferred stock, but not the accrual of the redemption amount, for so long as the debentures remain outstanding or we owe any obligations under the debentures.

        Our board of directors has approved an amendment to our articles of incorporation to suspend the requirement that we redeem shares of our series B convertible preferred stock for so long as the debentures remain outstanding or we owe any obligations under the debentures. There are presently 7,500,000 shares of series B preferred stock outstanding. The holders of our series B convertible preferred stock, Spencer Trask Specialty Group, LLC, and The Donald
F. Farley Inter Vivos Trust, have agreed to vote in favor of this proposed amendment. The text of this proposed amendment is set forth in UANNEX AU to this proxy statement as part of the text of the proposal to be submitted to our stockholders at the upcoming special meeting of stockholders. Once the debentures are no longer outstanding and we have no further obligation under the debentures, we will be required (subject to applicable law) to redeem all shares of series B convertible preferred stock which we would have been required to redeem during prior periods but for the suspension of that obligation during the period the debentures were outstanding.

        The proposed amendment constitutes an amendment to Article X of our Articles of Incorporation. The text of Article X, as it would appear if the proposed amendment were approved, is set forth in UANNEX BU to this proxy statement.

        This modification to the terms of our series B convertible preferred stock will have no effect on the terms of our common stock, warrants or options.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU APPROVE THE PROPOSED AMENDMENT TO OUR ARTICLES OF INCORPORATION TO SUSPEND THE REQUIREMENT THAT WE REDEEM SHARES OF OUR SERIES B CONVERTIBLE PREFERRED STOCK.

                                  OTHER MATTERS

        COSTS

        We will pay the costs of soliciting proxies. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegraph by regular employees of Vyteris and Vyteris' subsidiaries. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to their principals, and Vyteris will, upon request, reimburse them for the reasonable expense of doing so.

        OTHER MATTERS TO BE PRESENTED

        Our board of directors does not know of any matters, other than those referred to in the accompanying notice of the special meeting, to be presented at the special meeting for action by stockholders. However, if any other matters are properly brought before the special meeting or any adjournment thereof, it is intended that votes will be cast with respect to those matters, pursuant to the proxies, in accordance with the best judgment of the persons acting under the proxies.

        STOCKHOLDER PROPOSALS

        If you wish to have a proposal included in Vyteris' proxy statement and form of proxy for its 2006 annual meeting, the proposal must be received by Vyteris at our principal executive offices by a reasonable time before we begin to print our annual meeting proxy statement. A proposal which is received after that time or, which otherwise, fails to meet the requirements for stockholder proposals established by the SEC will not be included. Further, proxies for next year's annual meeting will have discretionary authority to vote against any proposal not submitted within ten days after we announce the date of our annual meeting. Stockholders interested in submitting a proposal are advised to contact knowledgeable counsel with regard to the requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement.

        WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT VYTERIS

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. The SEC's website contains reports, proxy statements and other information regarding issuers, such as Vyteris, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

        You should rely only on the information contained in this proxy statement. No one has been authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

                                        By Order of the Board of Directors,

________, 2005                          David DiGiacinto, Secretary

                                     ANNEX A

             TEXT OF THE PROPOSAL TO BE SUBMITTED TO STOCKHOLDERS IN
                          CONNECTION WITH PROPOSAL ONE


        RESOLVED, that Section 2.6.1 of Article X of the Vyteris Holdings (Nevada), Inc. Articles of Incorporation shall be amended to add a new subsection (c) which will provide as follows:

                "Notwithstanding anything contained herein to the contrary, the redemption of the Series B Preferred Stock required by subsection (a) of this
Section 2.6.1 shall not be effected until the first date on which there are no Debentures (as defined below) outstanding or any obligations owed thereunder (the "Termination Date"). For purposes of the preceding sentence, "Debentures" means the Senior Secured Convertible Debentures issued by the corporation pursuant to the Securities Purchase Agreement dated August 19, 2005, between and among the corporation and the investors party thereto. Following the Termination Date, the corporation shall redeem all amounts of Series B Preferred Stock which it would have been required to redeem prior to the Termination Date pursuant to subsection (a) but for the restriction on redemption contained in this subsection (c)."

                                     ANNEX B

       TEXT OF ARTICLE X OF THE ARTICLES OF INCORPORATION IF THE PROPOSED
            AMENDMENT TO THE ARTICLES OF INCORPORATION IS APPROVED.

        Series B Preferred Stock. The Corporation shall have the authority to issue 7,500,000 shares of preferred stock which shall be designated as "Series B Convertible Preferred Stock" and which shall have a par value of $.0001 per share (the "Series B Preferred Stock"), subject to the following:

        1. The Corporation has intentionally omitted any reference to a series of Preferred Stock referred to as Series A Preferred Stock.

        2. The voting powers, designations, preferences and relative, participating, optional and other special rights of, and qualifications, limitations and restrictions of, the shares of Series B Preferred Stock are as follows:

                2.1     DESIGNATION AND RANK

                        2.1.1 DESIGNATION. The number of authorized shares constituting the Series B Preferred Stock is 7,500,000 shares. The Series B Preferred Stock will have relative rights and preferences to all other classes and series of the capital stock of the Corporation as set forth herein.

                        2.1.2   RANK.

                                (a)     With respect to the payment of dividends
and other distributions on the capital stock of the Corporation, including the distribution of the assets of the Corporation upon liquidation, the Series B Preferred Stock shall rank: (i) senior to the Common Stock, (ii) senior to each other class or series of stock of the Corporation that by its terms ranks junior to the Series B Preferred Stock as to payment of dividends, whether such series and classes are now existing or are created in the future, (iii) on a parity with each other class or series of stock of the Corporation that by its terms ranks on a parity with the Series B Preferred Stock as to payment of dividends whether such series and classes are now existing or created in the future and
(iv) junior to each other class or series of stock of the Corporation that by its terms ranks senior to the Series B Preferred Stock as to payment of dividends, whether such series and classes are now existing or are created in the future. With respect to dividend rights, all equity securities of the Corporation with which the Series B Preferred Stock ranks on a parity are collectively referred to herein as "Series B Parity Dividend Securities".

                                (b)     With respect to the distribution of
assets upon liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, the Series B Preferred Stock shall rank (i) senior to the Common Stock, (ii) senior to each other class or series of stock of the Corporation that by its terms ranks junior to the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up, whether such series and classes are now existing or are created in the future, (iii) on a parity with each other class or series of stock of the Corporation which by its terms ranks on a parity with the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation whether such series and classes are now existing or created in the future, and (iv) junior to each other class or series of stock of the Corporation which by its terms ranks senior to the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether such series and classes are now existing or are created in the future. With respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all equity securities of the Corporation to which the Series B Preferred Stock ranks on parity are collectively referred to herein as "SERIES B PARITY LIQUIDATION SECURITIES".

                2.2     DIVIDEND RIGHTS

                        2.2.1 DIVIDEND. The holders of the Series B Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors. Dividends may be paid in cash and/or in shares of Common Stock, as determined, in good faith, by the Board of Directors, and, if paid in shares of Common Stock, such shares will be valued in good faith by the Board of Directors. No dividends shall accrue or cumulate prior to September 29, 2004 unless so declared by the Board of Directors. No dividends or distributions, in cash, securities or other property, shall be declared or paid or set apart for payment on any class or series of stock that are junior to or on parity with the Series B Preferred Stock, unless such dividend or distribution is likewise declared, paid or set apart for payment on the Series B Preferred Stock (a) in an amount equal to the dividend or distribution that would be payable if the Series B Preferred Stock were converted into Common Stock on the date of payment, declaration or distribution, if the dividend or distribution is on Common Stock or (b) at a rate proportionate to the relative per share stated values of the Series B Preferred Stock and the recipient class or series of stock, if the recipient class or series is other than Common Stock.

                        2.2.2 RATE; OTHER TERMS. Subject to Section 2.2.3 hereof, each holder of Series B. Preferred Stock, in preference and priority to the holders of all other classes of stock then outstanding that are junior to the Series B Stock, shall be entitled to receive, with respect to each share of Series B Preferred Stock then outstanding and held by such holder, dividends, at the rate of eight percent (8%) per annum of the then applicable Redemption Price (the "SERIES B PREFERRED DIVIDENDS"). The Series B Preferred Dividends shall be cumulative from September 29, 2004, whether or not earned or declared, and shall be paid quarterly in arrears on the first day of January, April, July and October in each year.

                        2.2.3 RATABLE PAYMENT. If the assets of the Corporation are insufficient to pay in full any Series B Preferred Dividend, such assets of the Corporation shall be paid to the holders of the Series B Preferred ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

                2.3     LIQUIDATION RIGHTS

                        2.3.1 LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution, winding-up of affairs of the Corporation or other similar event (each, a "LIQUIDITY EVENT"), before any distribution is made on any junior class of capital stock of the Corporation, the holders of shares of Series B Preferred Stock shall be entitled to be paid, out of the assets of the Corporation available for distribution to its shareholders, an amount equal to one dollar ($1.00) per share (adjusted for stock splits or combinations of the Series B Preferred Stock, stock dividends paid in and on Series B Preferred Stock, or recapitalizations or any other similar transactions that have the effect of increasing or decreasing the number of shares represented by each outstanding share of Series B Preferred Stock), plus any unpaid dividends declared on the Series B Preferred Stock, if any (the "LIQUIDATION AMOUNT"). After payment of the Liquidation Preference, the Series B Preferred Stock will participate with the Common Stock on an as-converted basis on distributions in excess of the Liquidation Amount.

                        2.3.2 PRO RATA DISTRIBUTION. If, upon distribution of the Corporation's assets in liquidation, dissolution, winding-up or other similar event, the net assets of the Corporation available to be distributed among the holders of shares of the Series B Preferred Stock and the holders of shares of any Series B Parity Liquidation Securities are insufficient to permit payment in full of the Liquidation Amount to such holders, then the entire assets of the Corporation available for distribution shall be distributed among the holders of shares of the Series B Preferred Stock and the holders of shares of the Series B Parity Liquidation Securities ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

                        2.3.3 PRIORITY. All of the preferential amounts to be paid to the holders of the Series B Preferred Stock and the holders of the Series B Parity Liquidation Securities as to distributions upon liquidation shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Common Stock or any other class or series of capital stock of the Corporation ranking, by their terms, junior to the Series B Preferred Stock and the Series B Parity Liquidation Securities.

                        2.3.4 MERGER, CONSOLIDATION OR REORGANIZATION. For purposes of this Section 2.3, upon the election of holders of a majority of the Series B Preferred Stock, a Liquidity Event shall be deemed to be occasioned by or include: a merger, consolidation or reorganization of the Corporation into or with another entity through one or a series of related transactions, in which the stockholders of the Corporation immediately prior to the consummation of such transaction shall own less than 50% of the voting securities of the surviving company or a sale, transfer or lease (but not including a transfer by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation (any of the foregoing transactions shall be called an "EXTRAORDINARY TRANSACTION" herein); provided, however, that a transaction effected for the principal purpose of reincorporating the Corporation in another jurisdiction shall not constitute an Extraordinary Transaction

                2.4     CONVERSION RIGHTS

                        2.4.1 CONVERSION OF SERIES B PREFERRED STOCK INTO COMMON STOCK. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the principal office of the Corporation or any transfer agent for the Series B Preferred Stock into such number of fully-paid and nonassessable shares of Common Stock as determined by dividing $1.00 by the Preferred Stock Conversion Price. The Preferred Stock Conversion Price shall initially be as follows, subject to adjustment as provided herein (the "Preferred Stock Conversion Price"): (i) $9.546539 per share, if converted during the period commencing on March 31, 2004 and ending eighteen months thereafter, (ii) $7.159904 per share, if converted during the following eighteen month period, or
(iii) $3.579952 if converted at any time thereafter. The Preferred Stock Conversion Prices set forth in the immediately preceding sentence give effect to the proposed one for ten reverse stock split approved by the Board of Directors of the Corporation on the same date that such Board approved the authorization of the establishment of the Series B Preferred Stock (both such actions being subject to stockholder approval); if such stock split is not effected, and until such stock split is effected, the immediately preceding sentence shall be deemed to provide as follows: "The Preferred Stock Conversion Price shall initially be as follows, subject to adjustment as provided herein (the "Preferred Stock Conversion Price"): (i) $0.9546539 per share, if converted during the period commencing on March 31, 2004 and ending eighteen months thereafter, (ii) $0.7159904 per share, if converted during the following eighteen month period, or (iii) $0.3579952 if converted at any time thereafter."

                        2.4.2 MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series B Conversion Price. Before any holder of Series B Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he or she shall surrender the certificate or certificates thereof, duly endorsed, at the principal office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at such office of the election to convert the same. The Corporation shall, as soon as reasonably practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he or she shall be entitled as aforesaid and a check payable to the holder (or cash) in the amount of any amount payable as the result of a conversion into fractional shares of Common Stock. Except as set forth in Section 2.4.1 hereof, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                        2.4.3 REORGANIZATION. In the event of (i) any capital reorganization or any reclassification of the Common Stock (other than as a result of a stock dividend, a subdivision or combination of shares subject to
Section 2.4.4 hereof or any Extraordinary Transaction), or (ii) the merger, consolidation or reorganization of the Corporation into or with another entity through one or a series of related transactions that is not an Extraordinary Transaction, the holders of the Series B Preferred Stock shall thereafter be entitled to receive, and provision shall be made therefore in any agreement relating to such event, upon conversion of the Series B Preferred Stock, the kind and number of shares of Common Stock or other securities or property (including cash) to which such holders of Series B Preferred Stock would have been entitled if they had held the number of shares of Common Stock into which the Series B Preferred Stock were convertible immediately prior to such event, and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities, or property thereafter receivable upon conversion of the Series B Preferred Stock. Any adjustment made pursuant to this Section 2.4.3 shall become effective at the time as which such event becomes effective.

                        2.4.4 ADJUSTMENT OF CONVERSION PRICE FOR SUBDIVISIONS, COMBINATIONS OR CONSOLIDATIONS OF COMMON STOCK. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend, or other like occurrence) into a greater number of shares of Common Stock, and no equivalent subdivision or increase is made with respect to the Series B Preferred Stock, the Series B Conversion Price then in effect for the Series B Preferred Stock shall, concurrently with the effectiveness of such subdivision or increase, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock, and no equivalent combination or consolidation is made with. respect to the Series B Preferred Stock, the Series B Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased. Notwithstanding the foregoing, no adjustment will be made pursuant to this Section 2.4.4 with respect to any capital reorganization or reclassification with respect to which an adjustment is made under Section 2.4.3 hereof.

                        2.4.5 RESERVE. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series B Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Nevada, use its commercially best efforts to increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series B Preferred Stock at the time outstanding.

                        2.4.6 NO IMPAIRMENT. The Corporation will not, by amendment of its Articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 2.4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

                        2.4.7 CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to this Section 2.4, the Corporation at its expense shall promptly compute such adjustment or readjustment of the Series B Conversion Price in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the Series B Conversion Price in effect immediately prior to such adjustment or readjustment, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Preferred Stock. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or caused to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments since the original date of issue of any shares of the Series B Preferred Stock and (ii) the Series B Conversion Price then in effect.

                        2.4.8 ISSUE TAXES. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock upon conversion of the Series B Preferred Stock pursuant hereto; PROVIDED, HOWEVER, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

                2.5     VOTING RIGHTS

                        2.5.1 GENERAL. The holders of shares of Series B Preferred Stock shall vote together with the holders of shares of Common Stock as a single class on all matters to be voted on or consented to by the stockholders of the Corporation, except as otherwise required under Nevada law. With respect to any such vote or consent, each holder of Series B Preferred Stock shall be entitled to the number of votes that such holder would have if the Series B Preferred Stock held by such holder were converted into Common Stock in accordance with Section 2.4 hereof on the record date for determination of holders of Common Stock entitled to participate in such vote or action by consent.

                        2.5.2 STOCKHOLDER APPROVALS. So long as any shares of the Series B Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by Nevada law or this Articles of incorporation and in addition to any other vote that may be required by Nevada law, without the prior approval of the holders of a majority of the outstanding shares of Series B Preferred Stock, given in person or by proxy, either in writing or at a special meeting called for that purpose, the Corporation will not:

                        (i) authorize or issue any equity security, having any preference over or being on parity with the Series B Preferred Stock with respect to dividend or liquidation preference (or create any obligation or security convertible into or exchangeable for, or having any option right to purchase, any such equity security having any preference over or being on a parity with the Series B Preferred Stock with respect to dividend or liquidation preferences);

                        (ii) increase the number of authorized shares of Series B Preferred Stock; or

                        (iii) amend, alter or repeal any provision of, or add any provision to, the Corporation's Articles of incorporation or Bylaws if such action would adversely alter or change in any material respect the rights, preferences or privileges of the Series B Preferred Stock; PROVIDED, HOWEVER, that any approval of any action set forth in this subsection 2.5.2 shall not be unreasonably withheld or delayed.

                2.6     REDEMPTION

                        2.6.1   REDEMPTION.

                                (a)     Subject to Section 2.6.3(b) hereof, the
Corporation shall, during the period commencing one year after the date the Corporation first receives revenue relating to the commercial sale of the Corporation's lidocaine delivery system ("LidoSite") and ending one year thereafter (the "Initial Redemption Period"), redeem an amount of Series B Preferred Stock (based on the then applicable Redemption Price) equal to five percent (5%) of the gross profits (as calculated in accordance with generally accepted accounting principles and certified as correct by the Corporation's Chief Executive Officer and Chief Financial Officer) received by the Corporation from the sale of LidoSite. Subject to Section 2.6.3(b) hereof, commencing on the day after the termination of the Initial Redemption Period, the Corporation shall redeem an amount of Series B Preferred Stock (based on the then applicable Redemption Price) equal to 10% of the gross profits (as calculated in accordance with generally accepted accounting principles and certified as correct by the Corporation's Chief Executive Officer and Chief Financial Officer) received by the Corporation from the sale of LidoSite. Redemptions pursuant to this Section 2.6.1 shall be made on a quarterly basis not later than sixty (60) days following the end of each quarterly period. The holders of a majority of the Series B Preferred Stock may, one time per year, send written notice to the Corporation requesting an independent verification of the amount of prior redemption payments. In such event, the Corporation will hire an independent accounting firm, acceptable to such holders, for the purpose of calculating the amount due with respect to such prior redemption payments and issuing a report on its findings to all holders of Series B Preferred Stock. Following receipt of such a report, if holders of a majority of the Series B Preferred Stock issue to the Corporation a written claim for unpaid prior redemption amounts, such claim will be resolved by a commercially reasonable binding arbitration process at the expense of the Corporation.

                                (b)     The redemption price shall be an amount
equal to $1.00 per share of Series B Stock (adjusted for stock splits or combinations of the Series B Preferred Stock, stock dividends paid in and on Series B Preferred Stock, or recapitalizations or any other similar transactions that have the effect of increasing or decreasing the number of shares represented by each outstanding share of Series B Preferred Stock) plus an amount equal to accrued but unpaid dividends thereon, if any (the "REDEMPTION PRICE").

                                (c)     NOTWITHSTANDING ANYTHING CONTAINED
HEREIN TO THE CONTRARY, THE REDEMPTION OF THE SERIES B PREFERRED STOCK REQUIRED BY SUBSECTION (A) OF THIS SECTION 2.6.1 SHALL NOT BE EFFECTED UNTIL THE FIRST DATE ON WHICH THERE ARE NO DEBENTURES (AS DEFINED BELOW) OUTSTANDING OR ANY OBLIGATIONS OWED THEREUNDER (THE "TERMINATION DATE"). FOR PURPOSES OF THE PRECEDING SENTENCE, "DEBENTURES" MEANS THE SENIOR SECURED CONVERTIBLE DEBENTURES ISSUED BY THE CORPORATION PURSUANT TO THE SECURITIES PURCHASE AGREEMENT DATED AUGUST 19, 2005, BETWEEN AND AMONG THE CORPORATION AND THE INVESTORS PARTY THERETO. FOLLOWING THE TERMINATION DATE, THE CORPORATION SHALL REDEEM ALL AMOUNTS OF SERIES B PREFERRED STOCK WHICH IT WOULD HAVE BEEN REQUIRED TO REDEEM PRIOR TO THE TERMINATION DATE PURSUANT TO SUBSECTION (A) BUT FOR THE RESTRICTION ON REDEMPTION CONTAINED IN THIS SUBSECTION (C).(1)

                        2.6.2 CANCELLATION OF SHARES UPON REDEMPTION. Any shares of the Series B Preferred Stock redeemed pursuant to this Section 2.6 shall be permanently canceled and shall not, under any circumstances, be reissued, sold or transferred and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized shares of the Series B Preferred Stock accordingly.

                        2.6.3   RIGHTS AFTER REDEMPTION; INSUFFICIENT FUNDS.

                                (a)     From and after each Redemption Date,
unless the Corporation shall have failed to make payment of the Redemption Price, all rights of the holders of shares of the Series B Preferred Stock designated for redemption (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.


-------------------------
(1)   Represents the proposed amendment.

                                (b)     If the funds of the Corporation legally
available for redemption of the Series B Preferred Stock on a Redemption Date are insufficient to redeem the total number of shares of the Series B Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed such that each holder of the Series B Preferred Stock receives the same percentage of the applicable Redemption Price. The Series B Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of the Series B Preferred Stock, such funds shall immediately be used to redeem the balance of the shares that the Corporation has become obligated to redeem on any Redemption Date but that it has not redeemed.

                2.7     MISCELLANEOUS

                        2.7.1 HEADINGS OF SUBDIVISIONS. The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                        2.7.2 SEVERABILITY OF PROVISIONS. If any right, preference or limitation of the Series B Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this
Section 2 of this Article X which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

                        2.7.3 OTHER MATTERS. Fully paid Series B Preferred Stock of the Corporation shall not be liable for further call or assessment. The authorized shares of Series B Preferred Stock shall be issued at the discretion of the Board of Directors of the Corporation."

                                      PROXY
                         VYTERIS HOLDINGS (NEVADA), INC.

        The undersigned hereby appoints Donald Farley and Timothy McIntyre, and each of them, with full power of substitution, to vote for and on behalf of the undersigned at the special meeting of stockholders of Vyteris Holdings (Nevada), Inc. to be held on _____________, 2006, and any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote on the following issues as follows:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE MATTERS DESCRIBED ON THE REVERSE SIDE.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                       SPECIAL MEETING OF STOCKHOLDERS OF

                         VYTERIS HOLDINGS (NEVADA), INC.

                                ___________, 2006



PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE |X|

1. Proposal to approve an amendment to the Articles of Incorporation to suspend the requirement that the Corporation redeem shares of Series B Convertible Preferred Stock.

                       FOR ___ AGAINST ___ ABSTAIN ___

2. Transaction of such other business as may properly come before the meeting, and any adjournment thereof, as they in their discretion may determine. The Board of Directors is not aware of any such other matters.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO EXECUTE AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.


Signature of Shareholder:    ___________________________________________________


Date:                        ___________________________________________________


Signature of Shareholder:    ___________________________________________________


NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.